                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-31094) pertaining to the Intersil Holding Corporation 1999 Equity Compensation Plan and the Intersil Holding Corporation Employee Stock Purchase Plan and (Form S-4 No. 333-35052) of Intersil Holding Corporation and in the related Prospectuses of our report dated July 21, 2000, with respect to the consolidated financial statements and schedule of Intersil Holding Corporation included in this Annual Report (Form 10-K) for the 46 week period ended June 30, 2000.




Ernst & Young LLP

Jacksonville, Florida
August 15, 2000